WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                        SUPPLEMENT DATED DECEMBER 6, 2000
                                       TO
                        PROSPECTUS DATED OCTOBER 30, 2000

                             EXCHANGE OFFER EXTENDED


     Windsor Woodmont Black Hawk Resort Corp. has extended the expiration date of its exchange offer relative to its 13% First Mortgage Notes due 2005 to 5:00 p.m. (Eastern Standard Time) on December 21, 2000. The exchange offer was previously scheduled to expire at 5:00 p.m. (Eastern Standard Time) on December 5, 2000. Other than the expiration, the terms of the exchange offer remain the same.